Exhibit 99.1

[RYERSON TULL LOGO]	2621 West 15th Place Chicago, IL 60608 For additional information:

NEWS RELEASE	Terence R. Rogers VP Finance and Treasurer 773.788.3720

RYERSON TULL, INC. SIGNS DEFINITIVE AGREEMENT TO ACQUIRE

J&F STEEL SUBSIDIARY OF ARCELOR

Chicago, Illinois – June 15, 2004 – Ryerson Tull, Inc. (NYSE: RT) and Arcelor SA today announced the signing of a definitive agreement under which Ryerson Tull will purchase from Arbed Americas, LLC (a subsidiary of Arcelor) the J&F Steel, LLC subsidiary. Ryerson Tull will purchase all of the equity interest in J&F Steel for approximately U.S. $55 million in cash subject to adjustments. The transaction is anticipated to close in the third quarter of 2004 following the completion of satisfactory due diligence and Hart Scott Rodino review.

J&F Steel is a carbon flat rolled processor with locations in Burns Harbor, Indiana; Jenison, Michigan; Memphis, Tennessee; and Middletown, Ohio. Following the acquisition, J&F would operate as part of RTCP (Ryerson Tull Coil Processing) division.

“J&F is a strategic fit with RTCP”, stated Jay Gratz, executive vice president and CFO of Ryerson Tull and president of RTCP. “With its strong reputation in the marketplace for service and quality, J&F will expand our carbon flat rolled presence in geographies we have chosen to service and will provide a complementary customer base—serving similar end markets with minimal customer overlap. Moreover, J&F’s efficient facility in Burns Harbor may provide a site for possible relocation of RTCP’s Chicago processing center at 111th Street.”

In September 2003, RTCP announced plans to relocate its 111th Street coil processing facility to a site in Northwest Indiana/Southwest Michigan in order to be closer to its customer base and sources of supply in that area. Such a move would help RTCP service customers by enhancing processing capabilities, increasing operational efficiencies, and improving logistics with nearby mills. With the acquisition, RTCP will discuss with union officials the potential relocation of the 111th Street operations, at least in part, to J&F’s Burns Harbor facility.

“This transaction is beneficial for both parties,” stated Bruno Le Forestier, president and chief executive officer of Arcelor International America, LLC. “We are refocusing our activities on our core business while expanding our existing commercial relationship with Ryerson Tull.”

“Following the costs associated with the possible relocation, we expect the acquisition to be additive to earnings,” stated Gratz.

“We are excited about the expanded market presence and growth opportunities we will have as part of RTCP,” added Tammy Graham, executive vice president of J&F.

Arcelor is the world’s largest steel producer, with a turnover of 25.9 billion euros and shipments of 40.2 million tonnes in 2003. The Group employs 98,000 workers in more than 60 countries, and it is a major player in all its main markets: automotive, construction, household appliances, packaging, and general industry.

Ryerson Tull, Inc. is North America’s leading distributor and processor of metals, with 2003 revenues of $2.2 billion. The company services customers through a network of service centers across the United States and in Canada, Mexico, and India.

Business Risks: This press release contains statements that are not historical facts and are forward-looking statements. The forward-looking statements (generally identified by words or phrases indicating a projection or future expectations, such as “anticipates”, “is planning to”, “estimates”, “expects”, or “believes”) are based on the company’s current expectations, estimates, assumptions, forecasts, and projections about the acquisition transactions, the business and profitability of the acquired company, the general economy, industry, and company performance. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that could result in actual outcomes or results being materially different from those expressed or forecast. Representative factors that may affect the company’s performance include the general economy and business conditions relating to metals-consuming industries; sales volumes; pricing pressures; cost of purchased materials; costs associated with the acquisition or relocations; ability to maintain or increase market share and gross profits; inventory management; market competition; the company’s ability to maintain or lower its cost structure; industry and customer consolidation; customer and supplier insolvencies; and labor relations.